Exhibit 99.1

Council Bluffs, Iowa ----- September 28, 2018.   Southwest Iowa Renewable Energy, LLC (“SIRE” or the "Company") today announced the retirement of Brian T. Cahill as SIRE’s President and CEO, and the appointment of Michael D. Jerke as President and CEO, effective October 22, 2018.

Karol King, Chairman of SIRE’s Board of Directors said:  “When Brian joined SIRE ten years ago, the plant had recently commenced operations.  Brian led the SIRE team as the plant achieved stable production, and then grew from 110 million gallons per year of ethanol production, to 140 million gallons.  At the same time, new co-products were added, manufacturers of other products using SIRE outputs were co-located at SIRE’s plant, many other capital improvements were implemented, and SIRE’s debt was substantially reduced, all while maintaining SIRE’s status as a premier, locally-owned ethanol producer.   On behalf of SIRE’s members, the Board of Directors and the SIRE team, we wish Brian the best in his well-deserved retirement.”

Mr. King continued:  “Following a national search over a period of many months, SIRE is pleased to announce Michael D. Jerke has agreed to join SIRE as President and CEO, effective October 22, 2018.”  Since 1990, Mike has worked in the grain and ethanol industries, including service as general manager or CEO of four ethanol companies.   “Given Mike’s long experience in our industry, the Board believes Mike will provide excellent leadership to SIRE for many years to come, and we welcome him to the SIRE team and the Council Bluffs business community.”

Jon Leafstedt and Paul Miller, principals with Kincannon & Reed, a leading executive search firm focused on the food, agribusiness, and renewables sectors, conducted a nationwide search for SIRE and assisted its Board in the recruitment of Mike Jerke.

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 140 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392